SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     December 30, 2002

NRG Northeast Generating LLC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-42638	41-1937472
(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300	Minneapolis, MN 55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     612-373-5300

(Former name or former address, if changed since last report)

SIGNATURES

Item 5. Other Events

On December 30, 2002, NRG Energy, Inc., a wholly owned subsidiary of Xcel Energy, announced that on December 27, its indirect, wholly-owned subsidiary, NRG Northeast Generating LLC (“NRG Northeast”) made the $24.7 million interest payment due on its bond series and deferred the $53.5 million principal payment.

As previously announced on December 19, 2002, NRG Northeast deferred approximately $78 million in combined principal and interest payments on the NRG Northeast bond series and the company had until December 30th to make payment. The NRG Northeast bonds include 8.06 percent Series A-1 senior secured bonds due 2004, 8.84 percent Series B-1 senior secured bonds due 2015 and 9.29 percent Series C-1 senior secured bonds due 2024.

NRG is continuing to negotiate with all of its lenders in the context of a comprehensive restructuring plan. It intends to address the $53.5 million principal payment as part of the broader plan.

NRG Northeast bond series are non-recourse to NRG and Xcel Energy

Certain statements included in this Form 8-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the status and planned result of negotiations with lenders. Although NRG believes that its expectations are reasonable, it can give no assurance that its negotiations with its lenders will be successful or what impact such negotiations will have on securityholders of NRG.

NRG Northeast undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding risks and uncertainties that may affect NRG Northeast’s future results, review NRG Northeast’s other filings with the Securities and Exchange Commission.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements. None.

     (b)  Pro Forma Financial Information. None.

     (c)  Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Northeast Generating LLC
(Registrant)

	By	/s/ Scott J. Davido
Scott J. Davido
Vice President

Dated: December 31, 2002